TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is dated as of December 6, 2011 and made by and between

(1)
United Strategies, Inc., a Delaware corporation (“United”), Promark Technology, Inc., a Maryland corporation and wholly-owned subsidiary of United (“Promark”), The Stockholders of United Strategies, Inc. (the “Stockholders” and, together with United and Promark, the “Sellers”), and

(2)	IceWEB, Inc., a Delaware corporation (the “Company”) and USI Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”).

The above parties are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

WHEREAS
(A)	The Parties entered into that certain Agreement and Plan of Merger dated March 4, 2011 (the “MERGER AGREEMENT”); and

(B)	It is the intention of the Parties to terminate the MERGER AGREEMENT as of the date hereof.

NOW, THEREFORE, IT IS AGREED:
1.	TERMINATION OF THE AGREEMENTS

1.1
Pursuant to Section 12.1(a) of the MERGER AGREEMENT, the Parties hereby agree that the MERGER AGREEMENT shall terminate with immediate effect as of the date hereof, except for Section 9.5 (Confidentiality) of the MERGER AGREEMENT which shall continue in full force and effect, and that the Sellers, the Company and Merger Sub shall have no further rights or obligations, other than as provided for in this Agreement, towards each other under or in relation to the MERGER AGREEMENT.

1.2
Pursuant to Section 12.5 of the MERGER AGREEMENT, United, the Company and Merger Sub hereby represent and warrant that each has obtained authorization by its Board of Directors or the duly authorized designee of the Board of Directors.

1.3
In consideration of the termination herein, each of the Parties confirms that such Party has not and shall not have any claims, charges, complaints, liens, demands, causes of action, damages and liabilities, known or unknown, suspected or unsuspected, against any of the other Parties in relation to the MERGER AGREEMENT.

1.4
In addition to the abovementioned, each Party represents and warrants that neither it nor anyone acting on its behalf has assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims, charges, complaints, liens, demands, causes of action, damages or liabilities it is releasing in this Agreement.

2.	CONFIDENTIALITY

2.1
The Parties agree that all confidential information (including trade secrets, technical, commercial, financial and legal information) of the Parties or other information of a proprietary nature contained in the MERGER AGREEMENT or relating to the Parties, including Confidential Information (as defined in the MERGER AGREEMENT), the existence and the terms and conditions of the MERGER AGREEMENT, and information obtained by a Party from the other Parties in connection with the due diligence review and negotiations relating to the transactions contemplated in the MERGER AGREEMENT, shall be strictly confidential and not be disclosed to any third party or used to cause damage to another Party. The obligation to keep information confidential does not apply, if (i) a Party is required to provide information by law, regulation or governmental decision, or (ii) a Party is required to provide information by any applicable stock exchange regulations, or (iii) such disclosure has been consented to by the other Party in writing, or (iv) the information is commonly known in the public domain and this is not a result of a breach by the Party. The secrecy obligation set forth in this Section 2 shall remain in effect for five (5) years from the date of this Agreement.

3.	MISCELLANEOUS

3.1	This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all other agreements, whether oral or in writing between the Parties.

3.2	All press releases and other public relations activities of the Parties with regard to this Agreement shall be mutually approved by United and the Company in advance.

3.3
The Agreement shall be construed under and be governed in all respects by the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Delaware.  If there is any dispute or controversy between the Parties arising out of or relating to this Agreement, the Parties agree that such dispute or controversy will be arbitrated in accordance with proceedings under American Arbitration Association rules (“AAA”), and the Arbitration Laws of the State of Delaware. Such arbitration will be the exclusive dispute resolution method under this Agreement.  The decision and award determined by such arbitration will be final and binding upon all Parties.  All costs and expenses, including reasonable attorneys’ fees and expert’s fees, of all Parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Agreement will be borne by the Party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one Party, the Parties will share the total costs in proportion to their respective amounts of liability so determined.

3.4
Each Party hereby irrevocably submits to the jurisdiction of any federal court located in the State of Maryland (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement brought by the Company or Merger Sub.  Each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Virginia, Alexandria Division (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement brought by United, Promark or the Stockholders.  Each Party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

3.5
Each Party to this Agreement acknowledges and represents that it (i) has fully and carefully read and acquainted itself with this Agreement prior to signing it, (ii) has been or has had the opportunity to be, advised by independent legal counsel of its own choice at its own costs as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (iii) is entering into this Agreement freely and voluntarily and not in reliance on any promises or representation other than as set forth in this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first written above.

Michael Thomas, individually

UNITED:

UNITED STRATEGIES, INC., a Delaware corporation

By: /s/ Dale Foster
       Dale Foster, CEO

PROMARK:

PROMARK TECHNOLOGY, INC.,
a Maryland corporation

By: /s/ Dale Foster
       Dale Foster, CEO

UNITED STOCKHOLDERS:

DALE FOSTER:

/s/ Dale Foster
Dale Foster, individually

TODD HARTUNG:

/s/  Todd Hartung
Todd Hartung, individually

WILLIAM OCHALL:

/s/ William Ochall
William Ochall, individually

KEN BREIDENBACH:

/s/ Ken Breidenbach
Ken Breidenbach, individually

MICHAEL THOMAS:

/s/ Michael Thomas

PARENT: ICEWEB, INC., a Delaware corporation By: /s/ John Signorello John Signorello, CEO MERGER SUB: USI ACQUISITION, INC., a Delaware corporation By: /s/ John Signorello John Signorello, CEO